Exhibit 99
Armando Pimentel, Jr.
President and
Chief Executive Officer

December 30, 2024

The Honorable Mike La Rosa
Chairman
Florida Public Service Commission
2540 Shumard Oak Boulevard
Tallahassee, Florida 32399-0850

Re: Test Year Notification Pursuant to Rule 25-6.140, Florida Administrative Code

Dear Chairman La Rosa:

For nearly 100 years, Florida Power & Light Company (“FPL” or “the Company”) has proudly helped power Florida’s growth. Throughout our history, we have maintained a steadfast commitment to our customers: we provide reliable power, while keeping bills as low as possible. Over the past four years, we have continued to deliver on this commitment to our customers in the face of unprecedented challenges, including a global pandemic, a turbulent economy, volatile fuel markets, high inflation, supply chain shortages and severe and destructive storms. The current rate plan has helped to insulate our customers from these risks. We now respectfully return to the Florida Public Service Commission (“Commission”) to seek a new rate plan to enable us to continue serving our customers with the excellence they deserve and have come to expect from FPL.

FPL provides electric service to six million customer accounts, or approximately 12 million Floridians, in 43 counties. FPL is also one of Florida’s largest taxpayers, and the infrastructure we build and investments we make deliver a wide range of benefits to Florida’s economy, local governments and, most importantly, our customers. Since 2021, we have added about 275,000 new customer accounts to our service area, and we have continued to make prudent investments for their benefit. We believe each one of our new customers deserves the same outstanding reliability and low bills that our existing customers have long experienced.

We deliver on this commitment by making sustained, disciplined investments that provide value to customers, while keeping our operational costs well below industry averages. FPL has consistently and substantially outperformed its peer utilities across a wide array of financial and operational metrics, including cost efficiency, service quality, system reliability and operational performance.

Our current rate plan ends in December 2025. Consistent with other multi-year plans approved by the Commission, the current plan has allowed FPL to focus on serving customers, while continuing to make smart investments for their benefit. The last four years were unlike any other in our recent history. Over this period, we experienced meaningful and unanticipated increases

Florida Power & Light Company

Chairman La Rosa
December 30, 2024

in inflation and interest rates, which rose by 21% and over 180%, respectively. This, combined with significant migration to Florida, presented new challenges for FPL to navigate. Furthermore, our current Commission-approved settlement, which included a flexible non-cash mechanism, allowed FPL to absorb the significant impacts of these costs, while maintaining high reliability and consistent, low rates for our customers. In fact, during the current settlement agreement period, FPL has built on the value it provides customers, achieving its best-ever service reliability, all while continuing to improve our already best-in-class operating cost performance.

FPL is requesting a base rate increase in order to continue making smart investments to provide reliable service to customers. We propose a rate plan that would begin once our current plan concludes, extending from 2026 through 2029. The preliminary estimates for the base rate adjustments are approximately $1.55 billion for 2026 and $930 million for 2027. The proposal also includes a Solar and Battery Base Rate Adjustment (“SoBRA”) mechanism in 2028 and 2029 to allow FPL to recover the costs of building and operating additional cost-effective solar and battery projects. Utility-scale solar and battery projects are currently the lowest-cost form of new power generation, providing not only clean and reliable energy to customers, but also mitigation of fuel price volatility and savings in the form of reduced fuel costs. Deploying solar projects with cost-effective battery storage provides additional customer benefits by extending the hours when FPL can deliver low-cost energy to customers, even when the sun is not shining.

FPL estimates that its proposal, along with projections for fuel and other costs, will grow a typical residential customer bill by an average annual rate of approximately 2.5% from January 2025 through 2029. We know the bill our customers pay is important to them, which is why we work tirelessly to provide reliable power while keeping bills as low as possible. Even with the proposed increase, FPL bills will remain significantly below the national average and below many other Florida electric utilities.

Here are some of the ways the proposal will help FPL deliver value to our customers:

•Customer Focus: Since our last rate case, FPL has been recognized as a Most Trusted Brand based on customer surveys on their perceptions of FPL’s customer focus, company reputation, communications effectiveness, reliability, community support and environmental dedication. This recognition highlights the importance of effective customer communications in fostering trust, and validates that FPL provides great customer service and ensures a seamless experience. FPL is prepared for outages and resolves problems in a timely manner, as reported by customers in the surveys. FPL’s Brand Trust score was above the industry average, with FPL outpacing its peer utilities across multiple indices. FPL’s commitment to its customers is also reflected in the 15% decrease in total customer complaints logged with the Commission, making FPL better than all the other investor-owned utilities in Florida on this metric. Further, FPL has continued to support low-income customers experiencing hardship or difficulty paying their electric bill by distributing millions of dollars in LIHEAP and Care To Share assistance through a vast network of more than 1,000 social service agencies with whom we partner.

Chairman La Rosa
December 30, 2024

•Reliability: Our customers count on reliable electricity to power their lives now more than ever. So, investing to enhance our transmission and distribution system helps FPL continue to build a stronger, smarter grid to serve our customers. FPL currently provides industry-wide, top-decile national service reliability, including Distribution SAIDI that is 59% better than the national average and best among Florida’s investor-owned utilities. In 2023, PA Consulting presented FPL with its Outstanding System Resiliency Award. FPL has also received the ReliabilityOne® National Reliability Excellence Award seven out of the last ten years and the Outstanding Reliability Performance in the Southeast Region (Metropolitan Service Area) Award every year for the past decade. Further, FPL has reduced the number of momentary power outages, commonly referred to as flickers, by 23% since its last rate case, and logged Commission complaints concerning FPL’s reliability have decreased 70% in that same timeframe. In 2023, our smart grid technology enabled us to avoid 1.8 million outages, and, over the last three hurricane seasons, these investments avoided 1.4 million outages, including during two major hurricanes making direct landfall in FPL’s service area. FPL’s preparation for and response to hurricanes is second to none, and our customers have benefited from FPL’s innovative and industry-leading approach to storm hardening and system resiliency. In 2024, FPL’s service area was hit by back-to-back powerful hurricanes, Helene and Milton. With thorough preparation and a coordinated response, FPL restored service to roughly 95% of its 680,000 customers affected by Hurricane Helene after two full days of restoration and to 95% of its 2 million customers affected by Hurricane Milton after four full days of restoration. Said simply, FPL provides the best value in the nation based on the combination of price, reliability and resiliency.

•Diverse, efficient and reliable power generation: FPL is continuing to invest in and diversify its power generation fleet to power Florida’s growth. Today, we have a mix of clean, cost-effective facilities, including highly efficient natural gas generation, safe, emissions-free nuclear generation and a growing portfolio of low-cost Florida solar energy centers, supplemented with battery storage. Over the 2022-2025 period, FPL will have added about 4,800 megawatts (“MW”) of cost-effective solar generation capacity to its system, providing approximately 12,800 construction jobs. FPL also will have paid over $114 million in property taxes across all of our operational solar sites, funds that benefit the communities where the sites are located. Our power generation division currently provides a best-in-class heat rate for its fossil generating fleet, and our forced outage rate is best-in-class among our peer utilities. A more diverse, efficient and reliable power generation fleet helps protect our customers from the volatility of fuel prices. Since 2001, FPL’s investments in efficient natural gas and solar generation have saved customers $16 billion in fuel costs. Just as important as diversity is operational cost – FPL is the best-in-class for non-fuel power generation operations and maintenance (“O&M”) costs.

•Keeping bills as low as possible: FPL is best-in-class for overall cost efficiency among peer utilities. Our investments in low-cost solar energy centers, which require no fuel to generate electricity, have saved customers more than $890 million in fuel we did not have

Chairman La Rosa
December 30, 2024

to purchase. As noted above, FPL’s highly efficient natural gas plants continue to save customers billions of dollars in fuel costs. Furthermore, investments in technology and operational efficiency have helped FPL reduce its base O&M costs per customer by nearly 26% over the past ten years. Our best-in-class non-fuel O&M cost per customer is 50% better than the second best in FPL’s peer group of large utilities. To put that into perspective, FPL’s operational excellence saves customers over $24 each month on a typical 1,000-kWh bill compared to an average-performing utility. Based on 2023 data, if FPL were an average utility, its non-fuel O&M expenses would be $2.9 billion more on an annual basis.

Test Years

In its base rate request, expected to be filed on February 28, 2025, FPL proposes to use two test years, 2026 and 2027, each of which will be fully supported by complete sets of the Commission-prescribed Minimum Filing Requirements.

For the 2026 test year, FPL proposes to use the projected 12-month period ending December 31, 2026, as the test year, with the adjusted rates to be effective upon the first day of January 2026. For the proposed 2027 test year, FPL will similarly use the projected 12-month period ending December 31, 2027, with the adjusted rates to be effective January 2027.

FPL’s proposed use of projected 2026 and 2027 test periods is consistent with Commission practice and prior Commission and Florida Supreme Court precedent. Furthermore, using the projected 12-month periods ending December 31, 2026 and December 31, 2027 as the test years will provide accurate representations of costs for the purposes of setting rates effective January 2026 and January 2027.

Major Factors Necessitating a Rate Increase and Estimate of Impact on Revenue Requirements

In order to better serve our customers, over the 2022-2025 period of the current rate agreement, FPL will have invested more than $36 billion in smart, efficient and resilient infrastructure. The total estimated impact of these investments on the 2026 revenue requirement is approximately $1.9 billion, which, when offset by O&M productivity improvements and revenue growth, among other factors, results in a net revenue requirement increase of approximately $1.55 billion. Similarly, our 2027 rate request reflects continued investment in infrastructure growth and necessary technology upgrades across multiple systems, including a new customer service system, which results in a net revenue requirement increase of approximately $930 million.

Chairman La Rosa
December 30, 2024

Additional factors driving revenue requirements:

•New Infrastructure for Growth: FPL, which serves over half of the state, has experienced significant growth in our customer base over the last four years. We expect Florida’s growth to continue and anticipate that we will add approximately 330,000 customer accounts from 2025 through 2029.

oTransmission & Distribution: While this growth will ultimately have a positive impact by spreading existing fixed costs over a larger customer base, it also means that FPL must invest significant capital to meet the needs of these additional customers by building transmission and distribution infrastructure, including poles, wires, transformers, substations and other components. The costs of meeting these obligations have substantially increased due to the impact of inflation. For example, since 2021, the price of wires and cables has increased 20%, poles 49% and transformers 101%. The cost of labor has also increased by nearly 11% since 2021, according to the U.S. Bureau of Labor Statistics.

oGeneration: The continued growth that FPL has experienced and is expected to experience will also require FPL to add new power generation and storage facilities to serve our customers. Between 2026 and 2029, FPL’s plan is to add 5,364 MW of new solar generation facilities and 3,431 MW of new battery storage for the benefit of our customers.

•Critical Infrastructure and Cyber Security Requirements: Reliability-related regulatory requirements for physical and cyber security are significant. The North American Electric Reliability Corporation (“NERC”) currently enforces numerous reliability standards that govern the operation, maintenance, planning and security of the bulk electric system. To comply with these regulations and address cyber security requirements, FPL must increase its level of investment compared to 2021.

In addition to the major cost drivers described above, FPL will propose to set the Company’s approved return on common equity (“ROE”) midpoint at 11.9%, with an ROE band of plus or minus 1%. The 11.9% estimated cost of equity reflects appreciably higher interest rates and other capital market factors expected during the term of the proposed four-year rate plan. FPL also proposes to incorporate the continued application of FPL’s longstanding equity ratio approved in prior base rate cases, which is intended to keep the Company in a position to continue to access capital as needed through 2029.

A utility’s ability to earn a fair return rate and maintain a strong balance sheet are crucial in obtaining capital under dynamic operational and market conditions, which in turn provides us with the ability to continue to meet customer needs in virtually all financial climates. FPL has shown its ability to wisely deploy capital to benefit our customers over many years, enabling us to deliver best-in-class or top-decile results across several key metrics representing enhanced customer value.

Chairman La Rosa
December 30, 2024

Actions and Measures Implemented to Avoid a Retail Base Rate Increase

As referenced earlier, with the effective date of new rates in January 2026, it will have been four years since FPL’s last rate case. The current multi-year plan has afforded FPL the opportunity to focus on serving customers, while managing numerous external factors beyond the Company’s control. Throughout its 2021 settlement agreement, FPL has worked aggressively to keep costs low, while delivering outstanding reliability and superior performance. For over a decade, FPL’s non-fuel O&M cost per MWh has consistently been the best among its peer group of large utilities in the U.S. electric industry. Even with this achievement, FPL has continued to find innovative ways to build on its industry-leading cost performance and improved its position relative to the average of its peer group since 2021. Today, FPL’s non-fuel O&M cost per MWh is about 33% better than the second best in FPL’s peer group of large utilities. Nonetheless, the Company continues work to drive costs even lower. FPL’s cost performance is driven by programs such as Project Velocity, an annual program designed to find new ways to improve efficiency and lower costs, helping maintain best-in-class operational efficiency.

These creative and innovative cost control measures have provided – and continue to provide – demonstrable customer benefits. FPL currently projects that even with the requested 2026 base rate increase, typical bills for January 2026 would be 21% less in real terms than in 2006.

Other Matters

Rule 25-6.140 requires the Company to indicate in this letter whether it will request that its petition be processed pursuant to Section 366.06(4), Florida Statutes. Because our annual sales exceed 1,000 gigawatt-hours, FPL is not eligible under this Section to make such a request.

Conclusion

FPL brings to this proceeding a proven track record of delivering low bills, outstanding customer service, high reliability and strong customer value. This is not an accident – it is a direct result of the smart investments we have made on behalf of our customers and our unwavering focus on controlling O&M costs. We take our commitment to our customers seriously, and we work tirelessly every single day to provide reliable electricity to our customers while keeping bills as low as possible. Our record demonstrates the results of this commitment: better, more reliable service at low cost.

Consistent with this approach, and our fundamental promise to our customers to “stay ahead of the curve” and deliver on our commitment to provide high reliability and reasonable rates, we propose a four-year plan that is designed to allow us to continue to improve on our best-in-class performance, meet the energy needs of our customers and maintain high reliability, low bills and overall outstanding service for the more than 12 million Floridians we are honored to serve in our fast-growing state. We look forward to presenting our proposal to the Commission for its review and consideration.

Chairman La Rosa
December 30, 2024

Sincerely,

ARMANDO PIMENTEL, JR.

Armando Pimentel, Jr.
President and Chief Executive Officer

cc:    Florida Public Service Commission
Hon. Art Graham, Commissioner
Hon. Gary F. Clark, Commissioner
Hon. Andrew Giles Fay, Commissioner
Hon. Gabriella Passidomo Smith, Commissioner
Ana Ortega, Chief Advisor to Chairman La Rosa
Jim Varian, Chief Advisor to Commissioner Graham
Amanda Marsh, Chief Advisor to Commissioner Clark
Eddie Phillips, Chief Advisor to Commissioner Fay
Katherine Fleming, Chief Advisor to Commissioner Passidomo Smith
Braulio Baez, Executive Director
Keith Hetrick, General Counsel
Apryl Lynn, Deputy Executive Director, Administrative
Mark Futrell, Deputy Executive Director, Technical
Adam Teitzman, Director, Office of Commission Clerk
Elisabeth Draper, Director, Division of Economics
Andrew L. Maurey, Director, Division of Accounting & Finance
Tom Ballinger, Director, Division of Engineering
Carl Vinson, Director, Office of Auditing & Performance Analysis
Cynthia Muir, Director, Office of Consumer Assistance & Outreach
Cayce Hinton, Director, Office of Industry Development & Market Analysis
Walt Trierweiler, Public Counsel